Phase 1 evaluation of the inhaled IL-4Ra antagonist, AZD1402/PRS-060, a potent and selective blocker of IL-4Ra Ingmar Bruns, Mary Fitzgerald, Katerina Pardali, Gardiner Philip, Keeling David, Axelsson Lena, Jiang Fanyi, Lickliter Jason, Close David AZD1402/PRS-060 is a novel inhaled Anticalin® molecule that antagonizes the IL-4 receptor alpha (IL-4Ra). A first-in-human study in healthy subjects was conducted to assess the safety, tolerability and pharmacokinetics (PK) of inhaled single ascending doses and intravenous infusion (IV) doses. In this study (NCT03384290), the drug was administered by nebulized oral inhalation at delivered doses between 0.1mg and 160mg (corresponding to device doses between 0.25mg and 400mg) or intravenous infusion (IV) at 1mg and 2mg. AZD1402/PRS-060 was found to be safe and well tolerated at all dose levels via both routes of administration and no serious adverse events were reported and no anti-drug antibodies were detected. Systemic, dose- dependent exposure was observed after inhaled delivered doses ≥8mg. Inhaled PK showed slow and prolonged absorption into the systemic circulation. Clearance and volume of distribution values after IV doses were indicative of clearance by renal filtration and a low tissue distribution. Target engagement, as assessed by inhibition of systemic STAT6 phosphorylation was dose- dependent and closely aligned with systemic exposure of the drug. Near complete and sustained inhibition of pSTAT6 was observed at higher inhaled doses. In the ongoing MAD study in mild asthmatics (NCT03574805), systemic target engagement (pSTAT6) will be compared with lung target engagement, assessed by measuring fractional nitric oxide in exhaled breath. This will help set inhaled doses for future studies of this first-in-class inhaled Anticalin molecule. The overall profile of the drug demonstrates its suitability for development as an inhaled drug for the treatment of asthma.